Release:    February 1, 2018

CP bolsters presence in Asia, opens new office in Shanghai

SHANGHAI – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today opened its new Asia office in Shanghai, China, as it looks to further build its book of business, strengthen existing customer partnerships and continue its pursuit of sustainable, profitable growth.

Joining CP President and CEO Keith Creel for the official opening were John Brooks, Senior Vice-President and Chief Marketing Officer; Jonathan Wahba, Vice-President Sales and Marketing, Intermodal and Automotive; and Corey Heinz, Managing Director, Asia.

“With a third of our existing book of business already touching Asia and exciting opportunities for growth, now is the time for CP to connect with our customers in Shanghai and across the Pacific Rim,” Creel said. “We have been working hard to strengthen relationships with our customers in Asia and are thrilled to finally put down roots in a market that is so influential to our business. We believe that providing on-the-ground support to connect with our customers is the best way to continue to enhance the best-in-class service CP has become known for.”

The Shanghai office will serve as CP’s new Asian home base, to complement the company’s existing offices in Beijing and Tokyo. CP offers shortest routes and industry-leading service to key markets, and is a premier partner at the Port of Vancouver, the key entry point for Asian goods into the North American economy.

“Congratulations to Canadian Pacific on the opening of the new office in Shanghai, building on CP’s active presence in China and throughout Asia,” said François-Philippe Champagne, Minister of International Trade. “Expanding and diversifying trade is a priority for the Government of Canada and, together with our network of trade offices in China, we look forward to working with CP in creating more opportunities for Canadians throughout the region.”

The dynamic marketplace in Asia requires CP to be adaptable and collaborative to serve its customers’ evolving needs. CP will be adding key positions in China to work with current and prospective customers to sustainably grow CP’s business and theirs.

Heinz, who has over 23 years’ experience managing negotiations of multi-million dollar transportation contracts with major corporate accounts, developing and directing supply chain management programs for strategic accounts, developing sales executives for high performance, and analyzing markets for continued sales growth, will lead the Asia office.

“Under Corey’s leadership we look forward to putting more dots on the map, expanding our reach and working with current and potential customers to sustainably grow our business and theirs," Creel said.
About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

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